Exhibit 5.1

                        Automatic Data Processing, Inc.
                            Corporate Headquarters
                               One ADP Boulevard
                        Roseland, New Jersey 07068-0456


                                                  August 15, 1996


Board of Directors
Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, NJ  07068

               Re:  Automatic Data Processing, Inc.
                    REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

    I have acted as counsel to Automatic Data Processing, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of 750,000 shares of the Company's Common Stock, par value $.10 per share (the "Shares"), pursuant to the Company's Registration Statement on Form S-8 which is to be filed with the Securities and Exchange Commission on August 15, 1996 (the "Registration Statement").

    In this connection, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and written and oral statements of officers and accountants of the Company and of public officials, and other documents that I have considered necessary and appropriate for this opinion and, based thereon, I advise you that, in my opinion:

 1. The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.

 2. The Company has corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

 3. The Shares have been duly authorized and, when issued in accordance with the Company's Employees' Saving-Stock Option Plan referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use part of the Registration Statement, and to the use of my name in the Registration Statement.

                                 Very truly yours,

                                 /s/ James B. Benson

                                 James B. Benson
                                 General Counsel